EXHIBIT 99.1

Meridian Provides Operations Update

HOUSTON, Aug. 6, 2008 (PRIME NEWSWIRE) -- The Meridian Resource Corporation (NYSE:TMR) today provided an update to its operations for the second quarter. The Company's capital expenditures and growth plans are focused in two primary areas -- south Louisiana exploitation and development, both on and off shore, and the East Texas Austin Chalk play, development and exploitation activities.

South Louisiana Exploitation

The Company continues its exploitation of the Weeks Island field. Three projects are currently underway with continued operations scheduled throughout the remainder of 2008.

The Goodrich-Cocke No. 6 ST well was recently sidetracked and drilled to the F-sand in the Miocene formation at a depth of approximately 8,500 feet. The well logged approximately 100 feet of prospective oil pay in the formation. Completion casing is currently being set, with initial testing of the zone expected to take place within the next week. The Company owns approximately 63% working interest (50% net) in the well.

Two additional operations are underway, one on the Myles Salt No. 31 well, and the Myles Salt No. 46 well, with objectives in the "O" and "P" sands, respectively. Meridian owns approximately 92% working interest and 72% working interest in these two wells respectively.

In offshore Louisiana, the Company is participating in the drilling of the Main Pass 301 A-6 well.

This outside operated well will be targeting sands in the Miocene formation at a depth of approximately 12,500 feet and be drilled in 225 feet of water. Meridian has a 15% working interest in the well which is scheduled to spud sometime later this month. A subsequent prospect, the Main Pass 301 A-4 well is tentatively scheduled to be drilled in the fourth quarter of this year.

The Company's Bayou Gentilly field will be shut in by the natural gas transmission company for a scheduled repair of its pipeline in the area which will cause the well to be shut-in beginning August 15th to be returned on or about October 15th, 2008. The amount of production being shut-in during that time is estimated to be 1.5 Mmcfe per day net.

Austin Chalk Program

In the East Texas area, the Company continues to exploit and develop its 90,000+ acres in the Austin Chalk program where it is has two rigs operating. Currently, two wells are in different stages of completion and drilling. The BSM 507 No. 1 well has reached total depth and is scheduled to be tested within the next ten days. On this well, approximately 13,000 feet of vertical section was drilled, followed by two horizontal laterals reaching out approximately 5,400 feet and 6,200 feet in length, for an aggregate of approximately 24,600 feet of wellbore. This well is located approximately 5 miles southeast of Leggett, Texas. Meridian owns approximately 38% working interest in this well.

A second well in this area, the Davis A-388, is currently drilling the second horizontal lateral section at a depth of approximately 16,800 feet MD. The Company has approximately 45% working interest in this dual horizontal lateral well.

Two additional operated wells and one outside operated well are scheduled to be spud in this area prior to year-end in the thicker sections of Austin Chalk where the Company is realizing notable cost savings for drilling.

In south Texas, the Company has acquired a significant lease position (approximately 30,000 acres) within a major Austin Chalk play in the region that covers over 200,000 acres. The Company has scheduled a well to be drilled in the fourth quarter in this area.

South Texas - Bee County

In Bee County, Meridian has scheduled a well to be drilled to test sands in the Vicksburg formation. The Beck No. 1 well is a shallow oil test at a depth of approximately 3,700 feet. Meridian has a 90% working interest in the well which is scheduled to spud sometime later this month. Should this well be successful, additional wells would be possible to exploit this shallow oil field.

Hurricane Edouard

The Company has conducted onsite inspections of its production facilities in south central and southwestern Louisiana to assess potential damage from the storm. Preliminary assessments indicate that production facilities are intact and undamaged. The fields in the affected area were shut-in for approximately one day, but were back online immediately thereafter.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration, exploitation, acquisition and development of oil and natural gas in Louisiana, Texas, and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR".

Safe Harbor Statement and Disclaimer

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2007.

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CONTACT:  The Meridian Resource Corporation
          Lance L. Weaver
          (281) 597-7125
          lweaver@tmrx.com
          www.tmrc.com